Exhibit 99.2

GRANTED WITH MODIFICATIONS

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

TA OPERATING LLC,	)
)
Plaintiff,	)
)
v.	)	C.A. No. 12954-CB
)
COMDATA, INC., and FLEETCOR	)
TECHNOLOGIES, INC.,	)
)
Defendants.	)

[PROPOSED] FINAL ORDER AND JUDGMENT

WHEREAS, a trial was held in this matter on April 3, 2017 and April

5-7, 2017;

WHEREAS, the Court, having considered the evidence presented at trial, the parties’ briefing, and the arguments made by counsel, issued a Memorandum Opinion (the “Memorandum Opinion”) on September 11, 2017;

WHEREAS, the Court, having considered the parties’ briefing on their respective applications for attorneys’ fees and costs, issued an Order Granting Plaintiff’s Fee Application and Denying Defendants’ Fee Application (the “Fees Opinion”) on April 2, 2018;

IT IS HEREBY ORDERED, ADJUDGED and DECREED this       day of                        , 2018, for the reasons stated in the Memorandum Opinion and the Fees Opinion that:

1.       Judgment is entered in favor of Plaintiff TA Operating LLC (“TA”) against Comdata, Inc. (“Comdata”) on Counts I and II of the Verified Complaint and Verified Supplement to the Complaint.

2.       Judgment is entered ordering Comdata to specifically perform its obligations under the Comdata Merchant Agreement (the “Merchant Agreement”), as amended by the Amended and Restated Amendment to Comdata Merchant Agreement (the “Amendment”), including without limitation that Comdata shall charge TA only those transaction fees set forth in the Amendment. Nothing herein shall limit or otherwise change either party’s rights under the Merchant Agreement, the Amendment, or the FIM Solution Agreement going forward, including with respect to any future breach of any agreement (except that each party reserves the right to contend that the doctrines of issue preclusion, claim preclusion, res judicata, and equitable defenses apply in any future dispute).

3.       Judgment is entered in favor of FleetCor Technologies, Inc. (“FleetCor”) on Counts I and II of the Verified Complaint and Verified Supplement to the Complaint.

4.       Count III of the Verified Complaint and Verified Supplement to the Complaint is dismissed as moot.

5.       Judgment is entered in favor of Comdata and FleetCor on Count IV of the Verified Complaint and Verified Supplement to the Complaint.

6.       Judgment is entered in favor of TA on Comdata’s Amended Verified Counterclaim.

7.       Comdata paid TA actual damages on November 16, 2017 in the amount of $6,903,456.00 plus (i) interest for the period before September 11, 2017 in the amount of $159,282.00 and (ii) interest for the period after September 11, 2017 in the amount of $64,720.00.

8.       As set forth in the Fees Opinion, TA as the prevailing party is entitled to recover its reasonable attorneys’ fees and costs under Section 13(c) of the Merchant Agreement, plus pre- and post-judgment interest at the Delaware legal rate.

9.       TA has provided payment instructions for the payment of attorneys’ fees and costs and interest as ordered by the Fees Opinion and herein.

10.     Pursuant to the Fees Opinion, Comdata shall pay or cause to be paid to TA within five (5) business days of entry of this Final Order and Judgment (i) attorneys’ fees and costs incurred for the period from September 2016 through November 2017 in the amount of $9,843,618.72; (ii) pre-judgment interest in the amount of $567,534.08, representing an award of interest through April 10, 2018 (at a rate of 6.25% from the date each invoice was paid by TA); and (iii) post-judgment interest accruing at the Delaware legal rate beginning on April 14, 2018 and continuing as provided pursuant to 6 Del. C. § 2301(a) until satisfaction of this Final Order and Judgment.

11.     Consistent with the Fees Opinion, the parties have agreed that Comdata shall pay or cause to be paid to TA within five (5) business days of entry of this Final Order and Judgment (i) attorneys’ fees and costs incurred for the period from December 1, 2017 through April 9, 2018 in the amount of $239,000.00; and (ii) post-judgment interest accruing at the Delaware legal rate beginning on April 14, 2018 and continuing as provided pursuant to 6 Del. C. § 2301(a) until satisfaction of this Final Order and Judgment.

12.     This Final Order and Judgment may be enforced by the issuance of writs of execution substantially in the form and with the same effect as those used in the Delaware Superior Court, as provided in Court of Chancery Rule 69(a).

13.     This Final Order and Judgment may be entered by the Office of the Prothonotary of New Castle County in the same manner and form and in the same books and indexes as judgments are entered in the Superior Court, as provided in 10 Del. C. § 4734.

14.     Without affecting the finality of this Final Order and Judgment, the Court of Chancery shall retain continuing and exclusive jurisdiction to enforce this Final Order and Judgment and to decide any claims or disputes that may arise or result from this Final Order and Judgment.

15.     This Final Order and Judgment is a final, appealable judgment and, the Court having determined that there is no just reason for delay, directs that it be entered forthwith by the Clerk of the Court.

Chancellor Bouchard

xxx Court: DE Court of Chancery Civil Action Judge: Andre G Bouchard File & Serve Transaction ID: 61895325 Current Date: Apr 09, 2018 Case Number: 12954-CB Case Name: CONF ORD - TA Operating LLC v. Comdata, Inc. Court Authorizer Comments: With respect to paragraph 13, for the avoidance of doubt, it shall be the responsibility of a party to enter this judgment with the Prothonotary if so desired. /s/ Judge Bouchard, Andre G Place as image w/searchable text